DIRECTOR CONTRACT

Between the undersigned

Finn Helmer

XXXXXXX

XXXX XXXX

CPR no.: 131249-

(Hereinafter called the Director)

and

LiqTech International A / S

Industriparken 22C

2750 Ballerup

CVR no.: 2512 1031

(Hereinafter called the Company)

has today signed the following Executive Contract:

1. RECRUITMENT

1.1 The Director will start his employment in the company at April 01, 2013

2. EMPLOYMENT AND RESPONSIBILITIES

2.1. The Director is under subject to statutory rules and the liability to the Board liability to perform the Company's total business. The Director has the daily management of the Company and references in relating hereto to the Company's Chairman.

2.2 The Director shall appoint and dismiss the Company's staff and provides staff with working areas and provide them with working authority.

2.3 The Director is reported as a director to the Danish Commerce and Companies Agency.

2.4 The Director will also serve as a director for the company LiqTech NA.

2.5 The Director shall be available at the Company's address all weekdays during a calendar year. Excluded is travelling days in the interest of the Company, holydays and normal days off in Denmark.

3. SALARY, BONUS, PENSION AND Wages Regulatory

3.1 The Director's annual salary is by accession DKK 720,000 per year, paid monthly on the last business day of the month with 1/12.

3.2 The Director shall receive a yearly bonus of DKK 250,000 if the yearly growth of both the revenue and EBITDA exceed 35% measured by comparing the 10K of LiqTech International Inc. year to year. First period is 10K for

2012 compared with 10K for 2013. The bonus will be paid pro rata - in other words if growth in revenue is 23.33% and growth is EBITDA is 11.67%a bonus of DKK 125,000 will be paid out.

3.3 The Director is entitled to a company car, where the company will pay all expenses hereto. The maximum leasing expense for the company can be DKK 7,000 a month. The Director will be taxed according to the Danish tax rules for company's cars.

3.4 The Company shall pay 10% of monthly salary, see § 3.1 as pension for director. The amount must be paid to the pension fund chosen by the company.

3.5 Director's fees negotiated each year in January, beginning in January 2014.

3.6 The director is entitled to 600,000 stock options in LiqTech International Inc. at the ending stock market price April 1, 2013

1) 150,000 options vest as soon as the stock price in 10 following trading days exceeds a closing price at $3.00.

2) 150,000 options vest as soon as the stock price in 10 following trading days exceeds a closing price at $4.00.

3) 150,000 options vest as soon as the stock price in 10 following trading days exceeds a closing price at $5.00.

2) 150,000 options vest as soon as the stock price in 10 following trading days exceeds a closing price at $6.00.

All options forfeit automatically March 31, 2017.

Item 2,3 and 4 above will automatically forfeit if the Director for any reason not is employed by the Company after December 31, 2013 and the stock prices not have reached the stock price level mentioned in the specific items before that time.

4. OTHER BENEFITS

4.1 The Company provides a broadband connection available in the Director's residence and pays at the same time all installation and operating costs for this.

4.2 The Company provides a mobile telephone available to the Director and pay phone charges connected thereto.

4.3 The Company provides a laptop available to the Director.

4.4 The tax consequences for the Director of the private disposal facilities listed above are treated by the Company according to applicable law.

5. TRAVEL AND ENTERTAINMENT

5.1 Director's travel expenses for travel and representation in the Compa-

ny's interest will be refunded by the Company after the bill or according to agreement.

6. CONTINUING EDUCATION

6.1 The Director is entitled to one, compared to its position, proper training, paid by the Company. The director is planning its own continuing education and shall notify the chairman thereof.

7. HOLIDAY

7.1 Holidays are earned and held in accordance with the rules of the Holidays Act equivalent to 5 weeks annually.

The special holiday allowance under the Holidays Act is paid by 1.5% and includes with the same percentage in the calculation of holiday pay on resignation. Director is entitled to full pay during leave from the date of accession. The director may not, be taking holiday during the notice period. This is regardless of the director potential disemployment.

7.2 The Director will plan the holiday himself but is obligated to take the Company's best interests into account. The director must notify the chairman of the planned holiday.

7.3 Upon resignation is the Director obligated to a 12.5% holiday allowance. The holiday allowance is paid in cash upon resignation along with the last salary payment.

SD

8. TERMINATION

8.1 This current CEO contract may be terminated by the Company with 6 months' notice and by the director with 6 months' notice to the end of a month.

8.2 If the Director within a period of 12 consecutive months has collected salary for a total of 120 days while the Director has been sick (including Sundays and holidays) this contract may be terminated within 1 month notice. Notice shall be given immediately on the expiry of the 120 sick days, and while the Director still is reported sick.

8.3 On resignation the Director is required to return all materials, including copies as well as effects belonging to the Company, and is in possession of the Director. This also applies to credit cards, keys, etc. The Director can not exercise the lien in any of this material.

8.4 Termination is otherwise subject to the Employers' and Salaried Employees' Act.

9. CONFIDENTIALITY

9.1 The Director has duty of confidentiality regarding everything that he discover in connection with his employment as Director, unless they are facts that within the nature of things must be brought forward to a third party. This duty of confidentiality is also valid after the Directors resignation.

9.2 Where the Director resigns his position - regardless the reason whatsoever - any substances belonging to the Company, which is in the Directors possession, shall be returned immediately.

10. COPIES OF CONTRACT, VENUE ETC

10.1 Any dispute between the Company and the Director on the occasion of this contract of employment must, if agreement between the parties cannot be reach by negotiations, be decided by the ordinary courts in Denmark.

10.2 This contract is drawn up into 2 equal sounding signed copies, one of which remains with the Company, while the other handed to the Director.

*****

Signature

Copenhagen, 27 March 2013	Copenhagen, 27 March 2013
Finn Helmer	LiqTech International A/S